Exhibit 16

[Letterhead of Baker Tilly Virchow Krause, LLP]

April 22, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about April 21, 2015, of Fidelity D & D Bancorp, Inc. and agree with the statements contained in the third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Baker Tilly Virchow Krause, LLP